Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
SEP 30, 2006 AND SEP 30, 2005

	Sep 30, 2006	SEP 30, 2005
ASSETS

CURRENT ASSETS
Cash	0	460,586
Accounts Receivable	4,940,755	2,343,994
Inventories	5,114,077	629,808
Deferred Income Taxes	250,000	250,000
Other Current Assets	124,271	279,732
Total Current Assets	10,429,103	3,964,120

PROPERTY, PLANT & EQUIPMENT	1,259,729	1,506,779
PREPAID DEBT ACQUISITION	28,889	66,893
	11,717,721	5,537,792

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Current Portion of Long Term Liabilities	3,764,993	345,149
Accounts Payable	3,852,585	917,608
Accrued Payroll and Related Taxes	265,450	263,744
Other Accrued Expenses	344,125	399,336
Total Current Liabilities	8,227,153	1,925,837

LONG TERM VENDOR PAYABLE	13,865	57,118
LONG TERM DEBT - TERM	385,000	535,000
LONG TERM DEBT - TOTAL	398,865	592,118

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Outstanding - 8,397,209 shares
Common stock, par value $.01 per share	84,031	82,944
Treasury Stock	(223,253)	(11,460)
Additional Paid-in Capital	38,601,010	38,533,112
Retained Earnings	(35,370,085)	(35,584,759)
Total Shareholders' Equity	3,091,703	3,019,837

	11,717,721	5,537,792

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD SEP 30, 2006 AND SEP 30, 2005

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	SEP 30, 2006	SEP 30, 2005	SEP 30, 2006	SEP 30, 2005

Sales	8,054,280	4,120,068	22,619,898	19,065,934
Cost of Sales	7,006,017	3,606,267	19,866,470	16,435,091
Gross Profit	1,048,263	513,801	2,753,428	2,630,843

Less: Operating Expenses
Selling & G&A	601,027	455,947	2,156,247	2,164,721
Restructuring	0	0	0	119,654
Total Operating Expenses	601,027	455,947	2,156,247	2,284,375

Operating Profit	447,236	57,854	597,181	346,468

Interest and Financing Expense	(101,264)	(84,457)	(378,193)	(362,911)
Profit (Loss) on Sale of Assets	5,900	75,000	(4,567)	270,165
Other Income (Expense)	32	3,109	253	31,664
Net Income before Income Taxes	351,904	51,506	214,674	285,386

Provision for Income Tax	0	0	0	0

Income from Discontinued Operations	0	0	0	0
Net Income	351,904	51,506	214,674	285,386